Free Writing Prospectus	Filed pursuant to Rule 433
Dated March 9, 2021	Registration Nos. 333-228954 and 333-228954-04

*Full Pxing* $961mm+ CNH Equipment Trust 2021-A (CNH 2021-A)

Lead Managers: Citi (Str.), JP Morgan, Rabo Securities, Societe Generale

Comanagers: DBS, MUFG

Anticipated Capital Structure:

CL	AMT(MM)	WAL*	S&P/F**	L. Fin	BENCH	Sprd	Yld	Cpn	$Px

A-1	$193.700	0.22	A-1+/F1+	03/15/2022	IntL	(3)	0.13447	0.13447	100.00000
A-2	$335.000	0.99	AAA/AAA	03/15/2024	EDSF	+4	0.234	0.23	99.99616
A-3	$324.000	2.44	AAA/AAA	12/15/2025	IntS	+8	0.410	0.40	99.97662
A-4	$87.360	3.65	AAA/AAA	12/15/2027	IntS	+12	0.709	0.70	99.97138
B	$21.630	3.67	AA-/A+	06/15/2028	IntS	+38	0.973	0.97	99.99628

*WAL at 20% CPR to a 10% Clean-Up Call

**Expected Rating

-Deal Summary-

Offered Size: $961.690mm *No Grow*

Exp. Settle: 03/15/2021

Offering Format: Public

First Pay Date: 04/15/2021

ERISA: Yes

Exp. Ratings: S&P/F

Min Denoms: $1,000 x $1

BBG Ticker: CNH 2021-A

B&D: Citi

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: xcnheq21a Password: 3J43

* Link: https://dealroadshow.finsight.com/ Passcode: CNH2021A

CUSIPS:

A1: 12598AAA8

A2: 12598AAB6

A3: 12598AAC4

A4: 12598AAD2

B : 12598AAE0

Note: This transaction highlights Environmental, Social, and Governance (ESG) initiatives as referenced in CNH Industrial N.V.’s Annual sustainability report. In 2020, for the 10th consecutive year, CNH Industrial N.V. was named an industry leader in Dow Jones Sustainability World and Europe Indexes. Please see the investor presentation for more information

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.